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                                                                  Rule 424(b)(3)
                                            File Nos. 333-74042 and 333-74042-03

PRICING SUPPLEMENT NO. 11 DATED April 2, 2002
(To Prospectus Dated December 4, 2001, as Supplemented December 21, 2001)

                                                    COUNTRYWIDE HOME LOANS, INC.
                                                     Medium-Term Notes, Series K
                                      Due Nine Months or More From Date of Issue
                                          Payment of Principal, Premium, if any,
                            and Interest Fully and Unconditionally Guaranteed by
                                             COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                                           Fixed Rate Notes


Trade Date:                April 2, 2002                      Book Entry:    |x|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       April 11, 2002 Principal Amount:           $8,500,000
     Stated Maturity Date: April 11, 2022 Net Proceeds: $8,227,650
     Interest Rate: 6.85% Specified Currency: U.S. Dollars


Exchange Rate Agent:       N/A

Agent:                     Countrywide Securities Corporation

Minimum Denomination:      $1,000
     Interest Payment Dates: Monthly on the 11th of each month, commencing on May 11, 2002
Record Dates: 10 days prior to the Interest Payment Date

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |_| The Notes cannot be redeemed prior to maturity. |_| The Notes cannot be repaid prior to maturity.
     |x| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date: April 11, 2006 Optional Repayment Dates:
     Initial Redemption Percentage:  100%
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |x|

     Additional/Other Terms: The notes may be redeemed at any time, in whole or in part, on or after the Initial Redemption Date upon 10 business days' notice to Holder.



     The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of December 31, 2001, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $0 aggregate principal amount of secured indebtedness outstanding. As of that date, Countrywide Home Loans had $16,274,783,734 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.